Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS
JASPER, IN (February 4, 2016) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its second quarter of fiscal year 2016 which ended December 31, 2015.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Amounts in Thousands, except EPS)	2015	2014	2015	2014
Net Sales	$207,129	$207,563	$407,547	$411,366
Operating Income	$6,933	$8,697	$13,854	$16,484
Adjusted Operating Income (non-GAAP)	$6,933	$9,982	$13,991	$18,733
Operating Income %	3.3%	4.2%	3.4%	4.0%
Adjusted Operating Income (non-GAAP) %	3.3%	4.8%	3.4%	4.6%
Net Income	$4,564	$6,229	$9,039	$11,620
Adjusted Net Income (non-GAAP)	$4,564	$7,397	$9,124	$13,752
Diluted EPS	$0.16	$0.21	$0.31	$0.40
Adjusted Diluted EPS (non-GAAP)	$0.16	$0.25	$0.31	$0.47

Donald D. Charron, Chairman and Chief Executive Officer, stated, “On the top line, the firmer demand that we began to see at the end of the first quarter continued for the most part into the second quarter. We saw a double-digit increase both sequentially and year-over-year in our China automotive sales which was partially offset by softer overall demand in the U.S. while our Europe markets remained relatively stable. We are making good progress on the launches of a number of new business awards with both existing and new customers and we are expecting sales from these launches later this fiscal year. Our new business opportunities pipeline remains healthy, and we continue to work diligently to achieve our medium range goal of $1 billion in annual sales by fiscal year 2018.”
Mr. Charron continued, “On the bottom line, this has been another challenging quarter for us. We experienced higher costs in a number of areas, including incremental costs related to the Romania Greenfield start-up, foreign exchange headwinds, and higher than expected healthcare costs in the U.S. We remain committed to our 4% operating income goal and are responding with the appropriate short-term actions while maintaining alignment with our long-term strategic plan.”
Second Quarter Fiscal Year 2016 Overview:

•	Net sales were flat compared to the prior year second quarter. Revenue growth was adversely impacted by the exit of Johnson Controls, Inc. and foreign currency movements.

◦	Excluding sales related to the exit of Johnson Controls, Inc., net sales would have increased by 4.2%.

◦	Net sales in constant currencies were up 4.1% compared to the prior year quarter.

•	Incremental costs associated with the start-up of the Company’s new Romania facility reduced net income by $0.7 million in the quarter.

•	Spin-off expenses in the prior year second quarter were $1.3 million. No spin-off expenses were incurred in the current year second quarter.

•	Cash flow from operating activities was $16.8 million during the quarter.

•	Investments in capital expenditures were $8.2 million during the quarter.

•	$3.8 million was returned to Share Owners during the quarter in the form of common stock repurchases associated with the $20 million stock repurchase program announced on October 22, 2015.

•	Cash and cash equivalents were $60.5 million and borrowings outstanding on credit facilities were $3.0 million at December 31, 2015.

•
Days sales outstanding, calculated as the average of monthly trade accounts and notes receivable divided by one day’s average net sales, was 58.6 days for the three months ended December 31, 2015 compared to 59.5 days for the three months ended December 31, 2014.

•
Production days supply on hand, defined as the average of the monthly gross inventory divided by an average day’s cost of sales, was 62.1 days for the current year second quarter compared to 60.4 days for the same period last year.

Net Sales by Vertical Market:

	Three Months Ended
	December 31,
(Amounts in Millions)	2015	2014	Percent Change
Automotive	$82.6	$73.9	12%
Medical	60.0	62.3	(4)%
Industrial	42.8	49.9	(14)%
Public Safety	15.9	16.9	(5)%
Other	5.8	4.6	25%
Total Net Sales	$207.1	$207.6	—%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2015.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include an adjustment for spin-off expenses. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	February 4, 2016
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	20443054

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, China, and Romania, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the second quarter ended December 31, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2015		December 31, 2014
Net Sales	$207,129	100.0%	$207,563	100.0%
Cost of Sales	191,014	92.2%	189,705	91.4%
Gross Profit	16,115	7.8%	17,858	8.6%
Selling and Administrative Expenses	9,182	4.5%	9,161	4.4%
Operating Income	6,933	3.3%	8,697	4.2%
Other Income (Expense), net	(588)	(0.2)%	154	0.1%
Income Before Taxes on Income	6,345	3.1%	8,851	4.3%
Provision for Income Taxes	1,781	0.9%	2,622	1.3%
Net Income	$4,564	2.2%	$6,229	3.0%

Earnings Per Share of Common Stock:
Basic	$0.16		$0.21
Diluted	$0.16		$0.21

Average Number of Shares Outstanding:
Basic	29,228		29,162
Diluted	29,278		29,294

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2015		December 31, 2014
Net Sales	$407,547	100.0%	$411,366	100.0%
Cost of Sales	376,152	92.3%	375,605	91.3%
Gross Profit	31,395	7.7%	35,761	8.7%
Selling and Administrative Expenses	17,541	4.3%	19,277	4.7%
Operating Income	13,854	3.4%	16,484	4.0%
Other Income (Expense), net	(1,254)	(0.3)%	(343)	(0.1)%
Income Before Taxes on Income	12,600	3.1%	16,141	3.9%
Provision for Income Taxes	3,561	0.9%	4,521	1.1%
Net Income	$9,039	2.2%	$11,620	2.8%

Earnings Per Share of Common Stock:
Basic	$0.31		$0.40
Diluted	$0.31		$0.40

Average Number of Shares Outstanding:
Basic	29,260		29,153
Diluted	29,350		29,317

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by Operating Activities	$16,319	$3,541
Net Cash Flow used for Investing Activities	(19,262)	(16,589)
Net Cash Flow (used for) provided by Financing Activities	(1,193)	50,172
Effect of Exchange Rate Change on Cash and Cash Equivalents	(545)	(1,720)
Net (Decrease) Increase in Cash and Cash Equivalents	(4,681)	35,404
Cash and Cash Equivalents at Beginning of Period	65,180	26,260
Cash and Cash Equivalents at End of Period	$60,499	$61,664

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2015	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$60,499	$65,180
Receivables, net	134,451	139,892
Inventories	127,876	125,198
Prepaid expenses and other current assets	23,716	23,922
Property and Equipment, net	115,148	106,779
Goodwill	2,564	2,564
Other Intangible Assets, net	4,985	4,509
Other Assets	14,724	15,213
Total Assets	$483,963	$483,257

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$130,958	$133,409
Borrowings under credit facilities	3,000	—
Accrued expenses	21,764	26,545
Other	11,199	10,854
Share Owners’ Equity	317,042	312,449
Total Liabilities and Share Owners’ Equity	$483,963	$483,257

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Operating Income, as reported	$6,933	$8,697	$13,854	$16,484
Add: Pre-tax Spin-off Expenses	—	1,285	137	2,249
Adjusted Operating Income	$6,933	$9,982	$13,991	$18,733

Net Income excluding Spin-off Expenses
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Net Income, as reported	$4,564	$6,229	$9,039	$11,620
Add: After-tax Spin-off Expenses	—	1,168	85	2,132
Adjusted Net Income	$4,564	$7,397	$9,124	$13,752

Diluted Earnings per Share excluding Spin-off Expenses
	Three Months Ended		Six Months Ended
	December 31,		December 31,
Kimball Electronics, Inc.	2015	2014	2015	2014
Diluted Earnings per Share, as reported	$0.16	$0.21	$0.31	$0.40
Add: Impact of Spin-off Expenses	0.00	0.04	0.00	0.07
Adjusted Diluted Earnings per Share	$0.16	$0.25	$0.31	$0.47